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                                                                    EXHIBIT 23.1


[DELOITTE & TOUCHE LLP LETTERHEAD]




INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
The Good Guys, Inc.
Brisbane, California

We have audited the accompanying consolidated balance sheets of The Good Guys, Inc. as of September 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Good Guys, Inc. at September 30, 1997 and 1996, and the result of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

San Francisco, California
November 7, 1997